Exhibit (m)(5)(i)

October 1, 2019

Voya Equity Trust

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona 85258

Re:                             Waiver of Fee Payable under the Third Amended and Restated Shareholder Service and Distribution Plan for the Class R Shares

Ladies and Gentlemen:

By this letter dated October 1, 2019, we have agreed to waive a portion of the distribution fee payable to us under the Third Amended and Restated Shareholder Service and Distribution Plan for Class R Shares of Voya Large Cap Value Fund (the “Fund”), a series of Voya Equity Trust (“VET”), in an amount equal to 0.05% of the average daily net assets attributable to Class R Shares of the Fund, for the period from October 1, 2019 through October 1, 2020. As waived, the effective distribution fee rate for this Fund is 0.20%.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of VET.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Sincerely,

		By:	/s/ Andrew K. Schlueter
Andrew K. Schlueter
Vice President
Voya Investments Distributor, LLC

Agreed and Accepted:
Voya Equity Trust
(on behalf of Voya Large Cap Value Fund)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President